                                                                     Exhibit 4.3









                 WIRELESS BROADCASTING SYSTEMS OF AMERICA, INC.







                             STOCKHOLDERS AGREEMENT









                           DATED AS OF MARCH 15, 1995

                               TABLE OF CONTENTS


1.   DEFINITIONS                                                                             2
     1.1.                  Certain Definitions                                               2
     1.2.                  Certain Matters of Construction                                   4
     1.3.                  Cross Reference Table                                             5

2.   VOTING AGREEMENT                                                                        6
     2.1.                  Election of Directors                                             6
     2.2.                  Removal                                                           6
     2.3.                  Successors                                                        7
     2.4.                  The Company                                                       7
     2.5.                  Period                                                            7

3.   PREEMPTIVE RIGHTS                                                                       7
     3.1.                  Right of First Offer                                              7
     3.2.                  Second Proposal                                                   8
     3.3.                  Notice                                                            8
     3.4.                  Sale to Third Parties                                             8
     3.5.                  Proportionate Percentage                                          9
     3.6.                  Expiration; Exceptions                                            9

4.   CERTAIN TRANSFER RIGHTS AND RESTRICTIONS; RIGHTS OF FIRST OFFER                         9
     4.1.                  Transfers of Shares to Immediate Family or Affiliate              9
     4.2.                  Transfer of Shares Upon Death                                    10
     4.3.                  Rights of First Offer on Transfers by Other Original Investors   10
     4.4.                  Restrictions on Transfers by Designated Original Investors       11
     4.5.                  Expiration                                                       12

5.   "TAKE ALONG" RIGHTS                                                                    12
     5.1.                  Procedure                                                        12
     5.2.                  Further Assurances                                               13
     5.3.                  Closing                                                          13
     5.4.                  Expiration.                                                      13

6.   CERTAIN ISSUANCES AND TRANSFERS, ETC                                                   13

7.   REGISTRATION RIGHTS                                                                    14



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

     7.1.                  Piggyback Registration Rights                                    14
     7.2.                  Demand Registration Rights                                       15
     7.3.                  Cooperation; Expenses etc                                        16
     7.4.                  Indemnification and Contribution                                 17
     7.5.                  Registration Procedures.                                         19
     7.6.                  Form S-3 Registration Rights                                     21
     7.7.                  Selection of Underwriter                                         21
     7.8.                  Lock-up                                                          22
     7.9.                  Reports Under Securities Exchange Act of 1934.                   22

8.   REMEDIES                                                                               23
     8.1.                   Generally                                                       23
     8.2.                   Deposit                                                         23

9.   INDEMNIFICATION                                                                        24
     9.1.                  Generally                                                        24
     9.2.                  Procedure                                                        25
     9.3.                  Payment                                                          25
     9.4.                  Enforceability                                                   25
     9.5.                  Termination                                                      25

10.  EXCLUSIVE INVESTMENT                                                                   25

11.  LEGENDS                                                                                26

12.  AMENDMENT, TERMINATION, ETC                                                            26
     12.1.                  No Oral Modifications                                           26
     12.2.                  Written Modifications                                           26

13.  MISCELLANEOUS                                                                          27
     13.1.                  Authority; Effect                                               27
     13.2.                  Notices                                                         27
     13.3.                  Binding Effect, etc                                             28
     13.4.                  Descriptive Headings                                            28
     13.5.                  Counterparts                                                    28
     13.6.                  Severability                                                    29
     13.7.                  Governing Law                                                   29

                             STOCKHOLDERS AGREEMENT

     This Stockholders Agreement (the "Agreement") is made as of March 15, 1995 by and among (i) Wireless Broadcasting Systems of America, Inc., a Delaware corporation (the "Company"), (ii) Boston Ventures Limited Partnership IV, a Delaware limited partnership ("Fund IV"), and Boston Ventures Limited Partnership IVA, a Delaware limited partnership ("Fund IVA"; together with Fund IV, the "Investors," each an "Investor"); (iii) the stockholders of the Company listed on Exhibit A hereto (the "Designated Original Investors"); and
(iv) the stockholders of the Company listed on Exhibit B hereto (the "Other Original Investors"). The Designated Original Investors and the Other Original Investors are referred to collectively herein as the "Original Investors," each an "Original Investor," and the Investors and the Original Investors are collectively referred to herein as the "Stockholders."

     WHEREAS, the Original Investors are the owners of all of the issued and outstanding shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company;

     WHEREAS, pursuant to a Preferred Stock Purchase Agreement dated as of March 15, 1995 (the "Stock Purchase Agreement") by and among the Company and the Investors, the Investors are acquiring as of the date hereof 25,000 shares of Class A Cumulative Convertible Preferred Stock, par value $.01 per share ("Preferred Stock"), of the Company, and may under the circumstances described in the Stock Purchase Agreement acquire an additional 10,000 shares of Preferred Stock (the shares of Preferred Stock acquired by the Investors pursuant to the Stock Purchase Agreement are referred herein as the "Investor Shares");

     WHEREAS, the Preferred Stock is convertible into shares (the "Conversion Shares") of Common Stock of the Company;

     WHEREAS, the Original Investors are acquiring, as of the date hereof, certain warrants to acquire, in the aggregate, 9,642,857 shares, and may under the circumstances described in the Stock Purchase Agreement acquire additional warrants to acquire, in the aggregate, 3,857,143 shares, of Common Stock of the Company, all of such warrants (the "Warrants") collectively covering an aggregate of 13,500,000 shares (the "Warrant Shares") of Common Stock of the Company, subject to future adjustment as provided in the Warrants;

     WHEREAS, the Investors and the Original Investors are the holders of all of the outstanding capital stock of the Company;

     WHEREAS, the parties believe that it is in the best interests of the Company and the Stockholders to: (i) provide that certain shares of Common Stock shall be transferable only upon compliance with the terms hereof; (ii) provide the Company with certain rights with respect to the purchase of shares of Common Stock under certain circumstances; (iii) provide for certain rights with respect to the registration under the Securities Act of the Common Stock held by or issuable to the Stockholders; (iv) provide for certain rights and obligations of the Stockholders with respect to the election of directors of the Company; and (v) set forth their agreements on certain other matters;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements set forth below, the parties hereto, each intending to be legally bound, hereby agree as follows:

1. DEFINITIONS.  For purposes of this Agreement:

     1.1. Certain Definitions. The following terms shall have the following meanings:

           1.1.1. "Affiliate" shall mean, with respect to any specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified and, in the case of the Investors, shall include their partners and limited partners and any Affiliated Funds.

           1.1.2. "Affiliated Fund" shall mean any limited partnership or other Person formed for the purpose of investing in other companies or businesses and for which Boston Ventures Management, Inc., or any of its Affiliates or officers, acts as a partner or as an advisor or manager.

           1.1.3. "Board" shall mean the Board of Directors of the Company.

           1.1.4. "Fully Diluted Shares" shall mean outstanding shares of Common Stock, assuming the conversion or exercise of all outstanding securities then convertible into or exercisable for Common Stock but excluding the Warrant Shares.

           1.1.5. "Independent Third Party" means any person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Fully Diluted Shares, who is not controlling, controlled by or under common control with any such 5% owner, and who is not the spouse or descendent (by birth or adoption) of any such 5% owner.

           1.1.6. "Initial Public Offering" shall mean the first public offering of shares of Common Stock registered under the Securities Act.

           1.1.7. "Stock Option Plan" shall mean the Restated Stock Option Plan adopted by the Company on March 9, 1995.

           1.1.8. "Members of the Immediate Family" shall mean, with respect to any individual, each spouse, parent, brother, sister or child of such individual, each spouse of any such Person, each child of any of the aforementioned Persons, each trust or partnership created solely for the benefit of one or more of the aforementioned Persons and each custodian or guardian of any property of one or more of the aforementioned Persons in his capacity as such custodian or guardian.

           1.1.9. "Person" shall mean any individual, partnership, corporation, company, association, trust, joint venture, unincorporated organization or entity, or any government, governmental department or agency or political subdivision thereof.

           1.1.10. "Public Offering" shall mean a registered public offering of shares of Common Stock under the Securities Act and shall include in the case of a sale by a Stockholder a sale pursuant to Rule 144 under the Securities Act or any similar rule substituted therefor.

           1.1.11. "Required Shares" shall mean (i) in the case of the Investors, 20% of the Investor Shares originally purchased by the Investors under the Stock Purchase Agreement (which Investor Shares shall include for purpose of this definition any Conversion Shares into which such Investor Shares were converted), and (ii) in the case of the Designated Original Investors, 20% of the shares of Common Stock held by the Designated Original Investors as of the date hereof.

           1.1.12. "Registrable Securities" shall mean the shares of Common Stock held as of the date hereof by the Original Investors, the shares of Common Stock underlying the Warrants, the Conversion Shares, any shares of Common Stock issued to, or issuable on conversion or exercise of any securities issued to, the Investors or the Original Investors pursuant to
      Section 3 hereof, and any shares of Common Stock issuable as a dividend on, in exchange for, or in replacement of any of the foregoing, provided that any shares of Common Stock sold to the public pursuant to a registered public offering or pursuant to Rule 144 (or a similar rule) under the Securities Act shall cease to be Registrable Securities from and after the time of such sale.

           1.1.13. "Registration Expenses" shall mean all expenses incident to the registration of Registrable Securities pursuant to Section 7 hereof including, without limitation, all registration and filing fees, all fees and expenses in connection with complying with securities or blue sky laws, including the expenses required by or incident to such performance or compliance, all printing expenses, all messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits required by or incident to such performance and compliance, and the reasonable fees and disbursements of one law firm and one accounting firm for the holders of Registrable Securities participating in the offering in question, but excluding any underwriting discounts and commissions and applicable transfer taxes on the Registrable Securities which shall be borne pro-rata by the sellers of Registrable Securities.

           1.1.14. "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as from time to time in effect.

           1.1.15. "Shares" shall mean all shares of Common Stock, Preferred Stock and any other capital stock of the Company now or hereafter in existence, and any securities of the Company exercisable for or convertible into Common Stock, Preferred Stock, or any other capital stock of the Company now or hereafter in existence.

           1.1.16. "Voting Shares" shall mean Common Stock and any other shares of capital stock or other securities now or hereafter issued, carrying the right to vote for directors of the Company.

     1.2. Certain Matters of Construction. In addition to the definitions referred to as set forth in the Section 1.1:

           (a) The words "hereof", "herein", "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

           (b) Definitions shall be equally applicable to both the singular and plural forms of the terms defined; and

           (c) The masculine, feminine and neuter genders shall each include the other.

     1.3. Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:


             Term                                     Definition
             -----                                    -----------
             Agreement                                Preamble
             Common Stock                             Preamble
             Company                                  Preamble
             Conversion Shares                        Preamble
             Covered Person                           Section 7.4.1
             Designated  Directors                    Section 2.1
             Designated Original Investors            Preamble
             Exchange Act                             Section 7.9.1
             FCC                                      Section 9.1
             Fund IV                                  Preamble
             Fund IVA                                 Preamble
             Future Shares Exercise Period            Section 3.1
             Future Shares                            Section 3.1
             Initiating Holders                       Section 7.2.1
             Initiating Request                       Section 7.2.1
             Investor Directors                       Section 2.1
             Investor Shares                          Preamble
             Investors                                Preamble
             Majority Holders                         Section 5
             Majority Requesting Holders              Section 7.2.2
             Non-Complying Stockholder                Section 8.2
             Notice of Purchase                       Section 3.3
             Offer Notice                             Section 4.3
             Original Investor Directors              Section 2.1
             Original Investors                       Preamble
             Other Original Investors                 Preamble
             Participating Seller                     Section 5.1
             Preferred Stock                          Preamble
             Proportionate Percentage                 Section 3.5
             Proposal                                 Section 3.1
             Proposed Buyer                           Section 5
             Proposed Sellers                         Section 5
             Refused Future Shares                    Section 3.4

             Remaining Future Shares                  Section 3.2
             Remaining Future Shares Exercise Period  Section 3.2
             Remaining Shares                         Section 4.3
             Sale                                     Section 5
             Sale Percentage                          Section 5
             SEC                                      Section 7.5
             Second Proposal                          Section 3.2
             Selling Holders                          Section 7.5
             Stockholders                             Preamble
             Stock Purchase Agreement                 Preamble
             Take Along Notice                        Section 5.1
             Transfer                                 Section 4
             Transferring Holder                      Section 4.3
             Warrant Shares                           Preamble
             Warrants                                 Preamble
             144A Information                         Section 7.9.2


2. VOTING AGREEMENT.

     2.1. Election of Directors. Each Stockholder hereby agrees to cast all votes to which such Stockholder is entitled in respect of any Voting Shares now or hereafter owned by such Stockholder, whether at any annual or special meeting of stockholders, by written consent or otherwise, and otherwise to use its best efforts, to: (i) fix the number of directors constituting the Board not less than seven, (ii) elect as directors of the Company any two individuals (the "Investor Directors") that may be designated by Investors for election at any election of directors and (iii) elect as directors of the Company any two individuals (the "Original Investor Directors"; together with the Investor Directors, the "Designated Directors") that may be designated by the Designated Original Investors for election at any election of directors held at a time during which the Designated Original Investors continue to own the Required Shares; provided, however, that the Investors may at any time designate fewer than two Investor Directors, without affecting their right to designate two Investor Directors at any future time; and provided, further, that at any time when the Board shall consist of more than seven directors, the Investors and the Designated Original Investors shall each be entitled to designate and have elected to the Board such number of Investor Directors and Original Investor Directors, respectively, as constitutes not less than two-sevenths of the total number of directors (rounded up to the next highest whole number).

     2.2. Removal. No Designated Director may be removed without the consent of the parties with the right to designate such Designated Director, except for cause as determined in good faith by unanimous decision of all directors other than the director or directors to be so removed, after giving the director being removed an opportunity to be heard.

     2.3. Successors. In the event an Investor Director or Original Investor Director shall cease to serve for any reason at a time when the Investors or the Designated Original Investors, as the case may be, would be entitled to designate a director pursuant to Section 2.1 above, the Investors or the Designated Original Investors, as the case may be, shall have the right to nominate a successor to the Investor Director or Original Investor Director in question. The Board and each holder of Voting Shares shall, upon receipt of notice identifying such nominee, promptly take all action necessary to cause the appointment of such nominee to the Board pursuant to the Company's by-laws and certificate of incorporation, each as amended and in effect from time to time.

     2.4. The Company. The Company agrees not to give effect to any action by any holder of Shares which is in contravention of this Section 2.

     2.5. Period. The foregoing provisions of this Section 2 shall expire on the earliest of: (i) December 31, 2005; (ii) the date of termination of this Agreement; and (iii) the first date on which the Investors and their Affiliates own less than the Required Shares.

3. PREEMPTIVE RIGHTS.

     3.1. Right of First Offer. Except as set forth in Section 3.6, the Company shall not issue or sell any of its equity securities, including but not limited to Common Stock or securities convertible into, or options, warrants, or other rights to purchase Common Stock (collectively, the "Future Shares"), to any Person without providing each Investor and each Original Investor the right to subscribe for its Proportionate Percentage (as defined in Section 3.5) of such Future Shares at a price and on such other terms (including the method of purchase) which are at least as favorable as shall be offered to such third party and which shall have been specified by the Company in a writing delivered to each Investor and each Original Investor (the "Proposal"); provided, however, that the Investors and the Original Investors shall have the option of purchasing Future Shares with cash, regardless of the method of purchase offered to such Person. The Proposal by its terms shall remain open and irrevocable for a period of 20 days from the date it is delivered by the Company to each Investor and each Original Investor (the "Future Shares Exercise Period"). The Proposal shall also certify that the Company has either (a) if the Company intends to sell the Future Shares to a specific purchaser or group of purchasers, received a firm offer from a prospective purchaser, who shall be identified in such certification or that the Company in good faith believes a binding agreement of sale is obtainable for consideration having a fair market, cash equivalent or present value set forth in such certification, or (b) if the Company has no specific purchaser in mind, intends in good faith to offer its securities at the price and on the terms set forth in such certification.

     3.2. Second Proposal. If any Investor or Original Investor shall subscribe for less that its Proportionate Percentage of the Future Shares set forth in the Proposal to it, then the Company, at the end of the Future Shares Exercise Period, shall give notice in the same manner to each Investor and each Designated Original Investor who did subscribe for its entire Proportionate Percentage of the Future Shares of the number of Future Shares which the Investors and Original Investors had not elected to purchase during the Future Shares Exercise Period (the "Remaining Future Shares") and stating that such Investor or Designated Original Investor may elect to purchase at the same price any or all of the Remaining Future Shares (the "Second Proposal"), which Second Proposal by its terms shall remain open and irrevocable for a period of five days from the date it is delivered by the Company to each such Investor or Designated Original Investor (the "Remaining Future Shares Exercise Period"). If the total number of Remaining Future Shares is sufficient to satisfy the elections of Investors and Designated Original Investors who received the Second Proposal, such Remaining Future Shares shall be allocated to them in accordance with their elections; if not, the available Remaining Future Shares shall be allocated among such Investors and Designated Original Investors according to their respective Proportionate Percentage (provided that such allocation shall be adjusted if necessary so that no Investor or Designated Original Investor is allocated more Remaining Future Shares than it has elected to purchase).

     3.3. Notice. Notice of each Investor's and each Original Investor's intention to accept, in whole or in part, the Proposal made pursuant to Section
3.1 or 3.2 shall be evidenced by a writing signed by such Investor or Original Investor and delivered to the Company prior to the end of the Future Shares Exercise Period or the Remaining Future Shares Exercise Period setting forth that portion of the Future Shares or the Remaining Future Shares which the Investor or Original Investor elects to purchase (the "Notice of Purchase").

     3.4. Sale to Third Parties. In the event that the Investors and the Original Investors elect not to purchase all (or any part) of the Future Shares or the Remaining Future Shares, the Company shall have 120 days (which 120 days shall be extended by the number of days which elapse between the filing for and the receipt of any necessary regulatory approvals) from the expiration of the later of Future Shares Exercise Period or the Remaining Future Shares Exercise Period to offer and sell all or any part of such Future Shares not purchased by the Investors and the Original Investors (the "Refused Future Shares") to one or more other Persons, but only upon terms and conditions in all respects which are no more favorable to such other Persons or less favorable to the Company than those set forth in the Proposal and the Second Proposal, as the case may be; provided, however, that such sale shall be to the same Persons or their Affiliates identified in the Proposal, if so identified pursuant to Section 3.1. In the event that the Company so sells the Refused Future Shares to such other Persons, the sale to each Investor and each Original Investor of the Future Shares and the Remaining Future Shares in respect of which a Notice of Purchase was delivered to the Company by such Investor or Original Investor shall occur upon the closing of the sale to such other Persons of Refused Future Shares (which closing shall include full payment to the Company). If there are no Refused Future Shares, the sale to such Investor or Original Investor of such Future Shares shall occur within 20 days of the expiration of the Future Shares Exercise Period or the Remaining Future Shares Exercise Period, whichever is later . If such offering or sale of Refused Future Shares shall be terminated, the Company shall promptly give such Investor or Original Investor written notice of such termination and such Investor or Original Investor may, but shall not be required to, purchase such Future Shares and Remaining Future Shares, in which case such purchase shall occur within 30 days of the date of such termination. In any event, the sale to such Investor or Original Investor of such Future Shares and Remaining Future Shares shall be on the terms specified in the Proposal and the Second Proposal. Any Refused Future Shares not purchased by such other Persons within such 120-day period (as extended) shall remain subject to this Section 3.

     3.5. Proportionate Percentage. The term "Proportionate Percentage" in this Section 3 shall mean, as to any Investor or Original Investor, that percentage figure which expresses the ratio which (i) the number of Fully Diluted Shares then owned by such Investor or Original Investor bears to (ii) the aggregate number of Fully Diluted Shares held by the Investors and by the Original Investors.

     3.6. Expiration; Exceptions. This Section 3 shall expire on the first date on which the Investors and their Affiliates own less than the Required Shares and in any event shall not apply to the issuance and sale by the Company of: (i) the Warrants or the Warrant Shares, (ii) options granted pursuant to the Stock Option Plan or Common Stock issuable upon exercise thereof, (iii) the Investor Shares or the Conversion Shares or (iv) its Common Stock in a Public Offering.

4. CERTAIN TRANSFER RIGHTS AND RESTRICTIONS; RIGHTS OF FIRST OFFER.

     No Original Investor shall sell, pledge, assign, grant a participation interest in, encumber or otherwise transfer or dispose of any of Shares held by such Original Investor to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process (including, without limitation, divorce decree) or otherwise (collectively, a "Transfer"), except as permitted by this Section 4. Any attempted Transfer of Shares by an Original Investor not permitted by this Section 4 shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer.

     4.1. Transfers of Shares to Immediate Family or Affiliate. Any Original Investor that is an individual may Transfer any or all of his Shares to a Member of the Immediate Family of such Original Investor, and an Original Investor that is not an individual may Transfer any or all of its Shares to an Affiliate of such Original Investor; provided, however, that no such Transfer shall be effective until such Member of the Immediate Family or Affiliate has delivered to the Company a written acknowledgement and agreement in form and substance reasonably satisfactory to the Company that the Shares to be received by such Member of the Immediate Family or Affiliate are subject to all the provisions of this Agreement and that such Member of the Immediate Family or Affiliate is bound hereby and a party hereto to the same extent as an Original Investor.

     4.2. Transfer of Shares Upon Death. Upon the death of any Original Investor that is an individual, any Shares held by such Original Investor shall either (i) be distributed by will or other instrument taking effect at death or by applicable laws of descent and distribution to a member of the Immediate Family of such Original Investor, in accordance with and subject to the requirements of Section 4.1, or (ii) be subject to a right of first offer to the Company and to the Investors and the Original Investors as provided in
Section 4.3, as if such Original Investor were an Other Original Investor and as if such Original Investor had proposed to sell such Shares at their fair market value (measured at the time of death), provided that the Company shall, to the extent that it does not elect to purchase all of such Shares, shall be required to give an Offer Notice to the Investors and the Designated Original Investors in respect of such Shares.

     4.3. Rights of First Offer on Transfers by Other Original Investors. Except as provided in Sections 4.1 and 4.2, no Other Original Investor shall Transfer any Shares to any Person (other than pursuant to Section 5 below or in a Public Offering), unless such Other Original Investor (the "Transferring Holder") first
(i) gives the Company, the Investors and the Designated Original Investors not less than fifteen days prior written notice of its intent to Transfer such Shares (the "Offer Notice"), which notice shall set forth the principal terms of the proposed Transfer, including the number and type of Shares to be Transferred, the purchase price therefor, the identity of any proposed transferee or transferees (if known) and any other material term of the proposed transaction and (ii) offers to Transfer such Shares, first to the Company, and then to the Investors and the Designated Original Investors, on the terms set forth in such Offer Notice (or, in the case of a Transfer all or a portion of the consideration for which would consist of property other than cash, at the Company's or an Investor's or Designated Original Investor's option, for cash in an amount equal to the fair market value of the total consideration proposed to be received in respect of such Shares). The Company may elect to purchase all or any portion of the Shares specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election to the Transferring Holder within 15 days after the delivery of the Offer Notice. If the Company has elected to purchase all or a portion of the Shares specified in the Offer Notice from the Transferring Holder, the Transfer of such Shares will be consummated as soon as practical after the delivery of the election notice, but in any event within 30 days from the delivery of the Offer Notice. If the Company has not elected to purchase all of the Shares specified in the Offer Notice within such 15 day period, each Investor and each Designated Original Investor may elect to purchase all or any portion of the Shares specified in the Offer Notice that have not been purchased by the Company (the "Remaining Shares") at the price and on the terms specified in the Offer Notice by delivering written notice of such election to the Transferring Holder and to the Company within 30 days after the delivery of the Offer Notice. Each Investor and each Designated Original Investor electing to purchase Remaining Shares shall first be allocated the lesser of (i) the number of Remaining Shares that such Investor or Designated Original Investor has elected to purchase, and (ii) such Investor's or Designated Original Investor's Proportionate Percentage of the Remaining Shares. If fewer than all the Remaining Shares shall have been allocated according to the previous sentence, then any Remaining Shares not so allocated shall be allocated among these Original Investors and Designated Original Investors who were allocated fewer than all of the Remaining Shares that they had elected to purchase, in proportion to the Proportionate Percentage of each such Investor or Designated Original Investor, except that no Investor or Designated Original Investor shall be allocated more Remaining Shares than he has elected to purchase. The Transferring Holder and the Investors and the Designated Original Investors who have had Remaining Shares allocated to them, in accordance with the preceding two sentences, shall consummate the Transfer of such Remaining Shares in accordance with such allocation as soon as practical, but in any event within 60 days from the date of the Offer Notice; provided, however, that if the Investors and the Designated Original Investors have not, in the aggregate, elected to purchase all of the Remaining Shares, then (i) the Transferring Holder shall not be required under this Section 4.3 to transfer any Remaining Shares to any Investor or Designated Original Investor that has not elected to purchase at least its Proportionate Percentage of the Remaining Shares, and (ii) the Transferring Holder may, within 90 days after the delivery of the Offer Notice, Transfer any of the Remaining Shares not Transferred to the Investors or the Designated Original Investors to the transferee or transferees specified in the Offer Notice, if any, or to an Affiliate thereof, at not less than the price, and on other terms and conditions no more favorable to the transferees than offered to the Company, the Investors and the Designated Original Investors in the Offer Notice. In the event the Shares are subject to any Offer Notice are not sold within the applicable period specified above, they shall again become subject to the restrictions on Transfer contained in this
Section 4.3.

     4.4. Restrictions on Transfers by Designated Original Investors. Except as provided in Sections 4.1 and 4.2, no Designated Original Investor shall Transfer any Shares to any Person (other than pursuant to a Public Offering) unless such Designated Original Investor obtains the prior written consent of the Investors after having furnished the Investors with the principal terms of the proposed Transfer, including the number and type of Shares to be Transferred, the purchase price therefor, the identity of any proposed transferee (if known) and such other information with respect to the proposed transaction as the Investors may reasonably request. In the event that any Shares which the Investors have agreed may be sold pursuant to this Section 4.4 are not sold in the transaction which has been approved by the Investors, they shall again become subject to the restrictions on Transfer contained in this
Section 4.4.

     4.5. Expiration. The provisions of this Section 4 shall expire on the first date on which the Investors and their Affiliates own less than the Required Shares. Further, on the first date on which the Designated Original Investors own less than the Required Shares, the provisions of Section 4.3 shall expire insofar as they require a Transferring Holder to transmit an Offer Notice to the Designated Original Investors, to offer Remaining Shares to the Designated Original Investors or give the right to purchase any Remaining Shares to the Designated Original Investors.

5. "TAKE ALONG" RIGHTS.

     Each Other Original Investor hereby agrees, if requested by the Investors and Designated Original Investors holding at least two-thirds of the Fully Diluted Shares then held by all Investors and Designated Original Investors ("the Majority Holders"), to Transfer for value (for purposes of this Section 5, a "Sale") a specified percentage (for purposes of this Section 5, the "Sale Percentage") of the Shares then owned by such Other Original Investor to an Independent Third Party (for purposes of this Section 5, the "Proposed Buyer") in the manner and on the terms set forth in this Section 5 in connection with the Sale by one or more Investors or Designated Original Investors (collectively, the "Proposed Sellers") of the Sale Percentage of the total number of Fully Diluted Shares held by all Investors and Designated Original Investors to the Proposed Buyer; provided, however, that no Other Original Investor shall be obligated to sell Shares pursuant to this Section 5 unless at least 50% of all Fully Diluted Shares are Transferred in the Sale.


     5.1. Procedure. If the Majority Holders elect to exercise their rights under this Section 5, a notice (the "Take Along Notice") shall be furnished by the Proposed Sellers to each holder of Shares. The Take Along Notice shall set forth the principal terms of the proposed Sale, including the number of Shares to be purchased from the Proposed Sellers, the Sale Percentage, the purchase price and the name and address of the Proposed Buyer. If the Majority Holders consummate the Sale referred to in the Take Along Notice, each Other Original Investor (each a "Participating Seller") shall be bound and obligated to Sell the Sale Percentage of the Shares in the Sale on the same terms and conditions with respect to each Share sold, as the Proposed Sellers shall Sell each Share in the Sale. If at the end of 180 days (which 180 days shall be extended by the number of days which elapse between the filing for and the receipt of any necessary regulatory approvals) following the date of the effectiveness of the Take Along Notice the Proposed Sellers have not completed the Sale, each Participating Seller shall be released from his obligation under the Take Along Notice, the Take Along Notice shall be null and void, and it shall be necessary to comply anew with the provisions of this Section 5, unless the failure to complete such Sale resulted from any failure by any Participating Seller to comply in any material respect with the provisions of this Section 5.

     5.2. Further Assurances. Each Participating Seller shall, whether in his capacity as a Participating Seller, stockholder, officer or director of the Company, or otherwise, take or cause to be taken all such actions as may be reasonably requested in order expeditiously to consummate each Sale pursuant to Section 5.1. Each such Participating Seller agrees (i) to vote all Shares with respect to which such Participating Seller holds power to vote in favor of any proposal to stockholders in connection with the Sale which is approved by the holders of a majority of the outstanding shares of Common Stock entitled to vote with respect to such matter and (ii) to execute and deliver such agreements as may be necessary for the Participating Seller to be subject to the same terms and conditions with respect to the Sale as apply to the Proposed Sellers, including without limitation, an agreement by such Participating Seller to be subject to such purchase price escrow or adjustment provisions as may apply to Stockholders generally and to be liable in respect of any individual representations, warranties and indemnities to be given by selling Stockholders in the Sale regarding such matters as legal capacity or due organization of such Participating Seller, authority to participate in the Sale and ownership (free and clear of liens) of Shares to be sold by such Participating Seller; provided, however, that the aggregate amount of such liability shall not exceed either such Participating Seller's pro rata portion of any such liability, in accordance with such Participating Seller's portion of the total number of Shares included in the Sale or the net proceeds received by such Participating Seller from the Sale, whichever is less. The voting agreement provided by the immediately preceding sentence shall continue in effect during the period specified in Section 2.6.

     5.3. Closing. The closing of a Sale pursuant to Section 5.1 shall take place at such time and place as the Majority Holders shall specify by notice to each Participating Seller. At the closing of any Sale under this Section 5, each Participating Seller shall deliver the certificates evidencing the Shares to be sold by such Participating Seller, duly endorsed, or with stock powers or other appropriate instruments duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock transfer tax stamps affixed, against delivery of the applicable consideration.

     5.4. Expiration. The foregoing provisions of this Section 5 shall expire on the first date on which the Investors hold less than the Required Shares.

6. CERTAIN ISSUANCES AND TRANSFERS, ETC.

     Notwithstanding any other provision of this Agreement, Shares transferred pursuant to and in accordance with Section 5 to any Proposed Buyer (as defined in such Section) hereof or in a Public Offering shall be conclusively deemed thereafter not to be Shares under this Agreement and not to be subject to any of the provisions hereof or entitled to the benefit of any of the provisions hereof.

     In the event that an Investor Transfers Shares to any Affiliated Fund, such Affiliated Fund shall be deemed for all purposes hereunder to be an Investor with all of the rights and obligations of an Investor hereunder.

7. REGISTRATION RIGHTS.

     The Company will perform and comply, and cause each of its subsidiaries to perform and comply, with such of following provisions as are applicable to it. Each holder of Shares will perform and comply with such of the following provisions as are applicable to such holder.

     7.1. Piggyback Registration Rights.

           7.1.1. Election. Except as set forth in Section 7.1.4., whenever the Company proposes to register any Shares of Common Stock for its own or others' account under the Securities Act for a public offering, including but not limited to an offering made as a result of a demand pursuant to
      Section 7.2.1, the Company shall furnish each Investor and each Original Investor prompt notice of its intent to do so describing such securities and specifying the form and manner and other relevant facts involving such registration. Upon the request of any such Investor or Designated Original Investor given by notice to the Company within 30 days after the delivery of such notice from the Company, the Company will use its best efforts to cause to be included in such registration all of the Registrable Securities which such Investor or Original Investor requests. Notwithstanding the foregoing provisions of this Section 7.1.1, if the Company is advised in writing in good faith by any managing underwriter of the securities being offered pursuant to any Public Offering under this
      Section 7 that the number of Shares to be sold by Persons other than the Company in such Public Offering is greater than the number of such shares which can be included in such Public Offering without adversely affecting such Public Offering, the Company may reduce the number of Shares offered for the accounts of such Persons other than the Company to a number of Shares deemed satisfactory by such managing underwriter by first eliminating, to the extent necessary, any Warrant Shares proposed to be offered, and then reducing any other Shares to be sold by Persons other than the Company pro rata (based upon the number of such other Shares requested to be included by such Persons other than the Company).

           7.1.2. Excluded Transactions. Notwithstanding the preceding provisions of this Section 7.1, no holder of Registrable Securities shall have any right of participation or otherwise with respect to the following Public Offerings:

                 (a) Any Public Offering relating to employee benefit plans on Form S-8 or any similar form then in effect.

                 (b) Any Public Offering on Form S-4 or any similar form then in effect relating to the acquisition after the date hereof by the Company or any of its subsidiaries of any acquired businesses.

     7.2. Demand Registration Rights.

           7.2.1. Registration on Request of Holders of Registrable Securities. One or more of the Investors and the Designated Original Investors holding Registrable Securities that wish to register Registrable Securities representing (together with Registrable Securities requested to be registered on behalf of any other holders of Registrable Securities who join in such request) at least 20% of the total amount of Registrable Securities then held by the Investors and the Designated Original Investors (including outstanding securities exercisable for or convertible into Registrable Securities) or such lesser amount of Registrable Securities (i) whose aggregate offering price is expected to be at least $10,000,000 or (ii) which represents all of the Registrable Securities held by such holders ("Initiating Holders") may, by notice to the Company specifying the intended method or methods of disposition (each, an "Initiating Request") specifying the intended method or methods of disposition, request that the Company effect the registration under the Securities Act of all or a specified part of the Registrable Securities held by such Initiating Holders. Promptly after receipt of such notice, the Company will give notice of such requested registration to all other holders of Registrable Securities. The Company will then use its best efforts to effect the registration under the Securities Act of the Registrable Securities which the Company has been requested to register by such Initiating Holders, and, subject to all of the provisions of this Section 7, all other Registrable Securities which the Company has been requested to register pursuant to either Section 7.1.1 or this Section 7.2.1 by notice delivered to the Company within 20 days after the giving of such notice by the Company (which request shall specify the intended method of disposition of such Registrable Securities), all to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities which the Company has been so requested to register. Subject to the minimum amounts of Registrable Securities per Initiating Request set forth above in this Section 7.2.1., the holders of Registrable Securities shall be permitted to make an unlimited number of Initiating Requests.

           7.2.2. Form.  Each registration requested pursuant to this Section
      7.2 shall be effected by the filing of a registration statement on Form S-1 (or any other form which includes substantially the same information as would be required to be included in a registration statement on such form as currently constituted), unless the use of a different form has been agreed to in writing by holders of at least a majority of the Registrable Securities initially requesting such registration (the "Majority Requesting Holders").

           7.2.3. Registrations Pursuant to Section 7.2. In the case of a registration pursuant to this Section 7.2, whenever the Majority Requesting Holders shall request that such registration shall be effected pursuant to an underwritten offering, such registration shall be so effected, and all Registrable Securities to be included in such registration shall be included in such underwritten offering, subject to the cutback provisions of Section 7.1.1. If requested by such underwriters, the Company will enter into an underwriting agreement with such underwriters for such offering containing such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, customary indemnity and contribution provisions.

     7.3. Cooperation; Expenses etc.

           7.3.1. Further Assurances. Investors and Original Investors participating in any Public Offering shall take all such actions and execute all such documents and instruments that are reasonably requested by the Company to effect the sale of their Registrable Securities in such Public Offering, including without limitation being parties to the underwriting agreement entered into by the Company and any other selling shareholders in connection therewith (and being liable in respect of the representations and warranties made by such holder in respect of its legal capacity or due organization, authority to sell Registrable Securities being registered by such Investor or Original Investor and ownership (free and clear of liens) of such Registrable Securities), and any indemnification agreements or "lock-up" agreements for the benefit of the underwriters in such underwriting agreement; provided, however, that the aggregate amount of such liability shall not exceed the net proceeds to such holder from the disposition of such Registrable Securities.

           7.3.2. Expenses. The Company shall pay all Registration Expenses of the Investors and Original Investors participating in any Public Offering pursuant to this Sections 7.1 or 7.2.

           7.3.3. Participation in Preparation of Registration Statement. In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, the Company will give the holders of the Registrable Securities participating therein and their underwriters, if any, and one law firm and one accounting firm selected by such holders of Registrable Securities, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the

      Company with its officers and the independent public accountants who have certified its financial statements as shall be reasonably necessary, in the reasonable opinion of such holders of Registrable Securities and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act to protect themselves from liability thereunder.

     7.4. Indemnification and Contribution.

           7.4.1. Indemnities of the Company. In the event of any registration of any Registrable Securities under the Securities Act pursuant to this
      Section 7, and in connection with any registration statement or any other disclosure document produced by or on behalf of the Company pursuant to which securities of the Company are sold (whether or not for the account of the Company), the Company shall, and hereby do, and shall cause its subsidiaries, jointly and severally to, indemnify and hold harmless each seller of Registrable Securities, any other holder of securities who is or might be deemed to be a controlling Person of the Company within the meaning of Section 15 of the Securities Act, their respective direct and indirect partners, advisory board members, directors, officers and shareholders, and each other Person, if any, who controls any such seller or any such holder within the meaning of Section 15 of the Securities Act (each such person being referred to herein as a "Covered Person"), against any losses, claims, damages or liabilities, joint or several, to which such Covered Person may be or become subject under the Securities Act, any other securities or other law of any jurisdiction, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon
      (i) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement under the Securities Act, any preliminary prospectus or final prospectus included therein, or any related summary prospectus, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such Covered Person for any legal or any other expenses incurred by it in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that neither the Company nor any of its subsidiaries shall be liable to any Covered Person in any such case to the extent that any such loss, claim, damage, liability, action or proceeding arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, incorporated document or other such disclosure document in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Covered Person specifically stating that it is for use in the preparation thereof. The indemnities of the Company and of its subsidiaries contained in this
      Section 7.4.1 shall remain in full force and effect regardless of any investigation made by or on behalf of such Covered Person and shall survive any transfer of securities.

           7.4.2. Indemnities to the Company. The Company may require, as a condition to including any securities in any registration statement filed pursuant to this Section 7, that the Company shall have received an undertaking satisfactory to it from the prospective seller of such securities, to indemnify and hold harmless the Company, each director of the Company, each officer of the Company who shall sign such registration statement and each other Person (other than such seller), if any, who controls the Company within the meaning of Section 15 of the Securities Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto, or any document incorporated therein, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument executed by such seller specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, or incorporated document. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive any transfer of securities.

           7.4.3. Contribution. If the indemnification provided for in Sections 7.4.1 or 7.4.2 hereof is unavailable to a party that would have been an indemnified party under any such Section in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each party that would have been an indemnifying party thereunder shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such indemnifying party on the one hand and such indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just or equitable if contribution pursuant to this Section 7.4.3 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this Section 7.4.3 shall include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

           7.4.4. Limitation on Liability of Holders of Registrable Securities. The liability of each holder of Registrable Securities in respect of any indemnification or contribution obligation of such holder arising under this Section 7.3 shall not in any event exceed an amount equal to the net proceeds to such holder (after deduction of all underwriters' discounts and commissions and all other expenses paid by such holder in connection with the registration in question) from the disposition of the Registrable Securities disposed of by such holder pursuant to such registration.

     7.5. Registration Procedures. If and whenever the Company is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in this Section 7, the Company shall as promptly as practicable:

           (a) in cooperation with one counsel selected by the holders of such Registrable Securities (the "Selling Holders"), prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective;

           (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities and other securities covered by such registration statement until the later of (x) such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition set forth in such registration statement, but in no event for a period of more than one year after such registration statement becomes effective, or (y) the expiration of the time when a prospectus relating to such registration is required to be delivered under the Securities Act;

           (c) furnish to each Selling Holder such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits, other than documents incorporated by reference), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents, as such Selling Holder may reasonably request in order to facilitate the disposition of its Registrable Securities covered by such registration statement;

           (d) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as each Selling Holder shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such Selling Holder to consummate the disposition in such jurisdictions of its Registrable Securities covered by such registration statement; provided, however, that the Company shall not be required to qualify as a foreign corporation in any state where it is not then required to qualify or to take any other action that would subject it to service of process in any jurisdiction where it is not then so subject or subject itself to general taxation in any state where it is not then so subject;

           (e) cause to be furnished to each Selling Holder an opinion of counsel for the Company and a "cold comfort" letter signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, each addressed to such Selling Holder and in the forms customary in underwritten public offerings of securities;

           (f) promptly notify each Selling Holder, at any time when a prospectus relating to the Registrable Securities covered by such registration statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such Selling Holder prepare and furnish to such Selling Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

           (g) take action reasonably necessary or desirable to facilitate the public trading of such Registrable Securities including, if the Company so determines, listing such Registrable Securities on a national securities exchange; and

           (h) provide a transfer agent and registrar for such Registrable Securities not later than the effective date of such registration statement.

The Company may require each Selling Holder to furnish the Company such information regarding such Selling Holder and the distribution of such Selling Holder's Registrable Securities covered by such registration statement, as the Company may from time to time reasonable request in writing or which shall be required by law or by the SEC in connection therewith. Each holder of Registration Securities agrees that, (x) it will comply with the provisions of the Securities Act with respect to the disposition of all of its securities covered by a registration statement filed under this Section 7 during the applicable period, (y) it will cooperate with the Company to the extent required by the Securities Act or applicable blue sky or state securities laws in its efforts to file any registration statement required hereunder and to have it declared effective, and (z) upon receipt of any notice from the Company pursuant to paragraph (f) above, such holder will forthwith discontinue disposition of Registrable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by such paragraph (vi), or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus, and, if so directed by the Company, such holder shall deliver to the Company all copies, other than permanent file copies then in such holder's possession, of the prospectus covering such Registrable Securities that is current at the time of receipt of such notice.

     7.6. Form S-3 Registration Rights. If the Company shall receive from any holder or holder of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or on any successor form to Form S-3, regardless of its designation) with respect to all or a part of the Registrable Securities owned by such holder or holders, the anticipated net offering price (after deduction of underwriting discounts and commissions) of which is expected to be at least $1,000,000, and Form S-3 (or any successor form to Form S-3, regardless of its designation) is available for such offering, then the Company shall (i) promptly give written notice of the proposed registration to all other holders of Registrable Securities, and (ii) use its best efforts to effect, as soon as practicable, such registration as may be so requested and as would permit or facilitate the sale or distribution of all or such portion if such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other holder or holders of Registrable Securities as are specified in a written request given within 20 days after the receipt of such written notice from the Company.

     7.7. Selection of Underwriter. The Company shall choose any and all underwriters to be engaged in connection with any public offering of Shares pursuant to a registration effected pursuant to this Section 7; provided, however, that in the case of an underwritten offering pursuant to a registration of Shares requested under Section 7.2.1, the Company shall consult with the Investors prior to making such selection.

     7.8. Lock-up. No Stockholder shall Transfer any Shares for a period beginning seven days immediately preceding and ending on the 180th day following any Public Offering without the prior written consent of the underwriters managing the offering; provided, however, that the provisions of this Section 7.8 shall not prohibit any Transfers among any Affiliates, provided that the transferee Affiliate agrees to be bound by the terms of this Agreement, including this Section 7.8.


     7.9. Reports Under Securities Exchange Act of 1934.

           7.9.1. Resales Under Rule 144; Form S-3 Registration. With a view to making available to the holders of Registrable Securities the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of the Company to the public without registration, and with a view to making it possible for holders of Registrable Securities to register the Registrable Securities pursuant to a registration on Form S-3, the Company agrees to:

           (a) use its best efforts to make and keep public information available, as those terms are understood and defined in Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

           (b) take such action, including the voluntary registration of the Common Stock under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), as is necessary to enable the holders of Registrable Securities to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable (but not later than 90 days) after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

           (c) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

           (d) furnish to any holder of Registrable Securities, so long as the holder owns any Registrable Securities, forthwith upon request (A) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for the offering of the securities to the general public), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or as to its qualification as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (B) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (C) such other information as may be reasonably requested in availing any holder of Registrable Securities of any rule, regulation or form of the SEC which permits the selling of any such securities without registration or pursuant to such form.

           7.9.2. Resale Under Rule 144A. At all times during which the Company is neither subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, the Company shall, upon the written request of a holder of Registrable Securities, provide in written form to such holder and to any prospective purchaser of Registrable Securities designated by such holder, all information required by Rule 144A(d)(4)(i) under the Securities Act (the "144A Information"). With respect to each holder of Registrable Securities, the Company's obligations under this
      Section 7.9.2 shall at all times be contingent upon such holder's obtaining from a prospective purchaser an agreement to take all reasonable precautions to safeguard the 144A Information from disclosure to anyone other than employees of the prospective purchaser who require access to the 144A Information for the sole purpose of evaluating its purchase of the Company's securities.

8. REMEDIES.

     8.1. Generally. The Company and the Stockholders shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder by the Company or any holder of Shares. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including, without limitation, preliminary or temporary relief) as may be appropriate in the circumstances.

     8.2. Deposit. Without limiting the generality of Section 8.1, if any Stockholder who is a natural person (a "Non-Complying Stockholder") fails to deliver any certificate or certificates evidencing Shares that may be required to be sold pursuant to any provision of this Agreement in accordance with the terms hereof, the Company or other Person entitled to purchase such securities may, at its option, in addition to all other remedies it may have, deposit the purchase price for such Shares with any national bank or trust company having combined capital, surplus and undivided profits in excess of one hundred million dollars ($100,000,000) and which has agreed to act as escrow agent in the manner contemplated by this Section 8.2 and shall furnish or make available to all interested Persons satisfactory evidence of such deposit and thereupon the Company shall cancel on its books the certificate or certificates representing such securities and, in the case of any such purchase of securities by a Person other than the Company issue, in lieu thereof and in the name of such Person, a new certificate or certificates representing such securities, and thereupon all of the Non-Complying Stockholder's rights in and to such securities shall terminate. Thereafter, upon delivery to the Company by such Non-Complying Stockholder of the certificate or certificates evidencing such securities (duly endorsed, or with stock powers or other appropriate instruments of transfer duly endorsed, for transfer, with signature guaranteed, free and clear of any liens or encumbrances, and with any stock transfer tax stamps affixed), the Company shall instruct the escrow agent referred to above to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to the Person who deposited the purchase price for such securities) to such Non-Complying Stockholder.

9. INDEMNIFICATION.

     9.1. Generally. The Original Investors shall, and hereto do, jointly and severally indemnify and hold harmless the Company and its subsidiaries against any and all losses, claims, damages and liabilities, joint or several, to which the Company or any of its subsidiaries may become subject, and any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, or liability (or action with respect thereto) insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon or related to any of the following:

      (i)  The Agreement of Purchase and Sale dated as of November 1,
           1991 by and between Wireless Cable of Florida, Inc. and WJB-TV Ft. Pierce Limited Partnership;

      (ii) The Agreement dated as of February 22, 1991 by and between Chuck Mauszycki and WJB Video, the letter agreement dated December 16, 1991 by and between Mr. Mauszycki and WJB Video, or the provision of consulting services by Mr. Mauszycki to the Company or its subsidiaries or any of their respective predecessor entities;

      (iii) The engagement letter dated March 10, 1994 by and between the Company and Daniels & Associates, L.P.;

      (iv) The matters referred to in the litigation described in
           Schedule 2.8 to the Stock Purchase Agreement;

      (v) The fact that the Company does not, as of the date hereof, own 100% of the partnership interests in each of WJB-TV Ft. Pierce Limited Partnership and WJB-TV

           Melbourne Limited Partnership, and any transactions pursuant to which the Company acquires any portion of the partnership interests in such partnerships that the Company does not hold as of the date hereof;

      (vi) any failure by the Company or any subsidiary thereof to comply with the Communications Act of 1934, as amended, or the rules and regulations of the Federal Communications Commission (the "FCC") thereunder or the Copyright Act of 1976, as amended, or the rules and regulations of the United States Copyright Office thereunder or any violation of any term or condition of any permit or license issued by the FCC relating to any channel operated by the Company or any subsidiary thereof, in each case (a) identified in or specifically excepted from the opinion of Pepper & Corazzini, L.L.P. to the Investors dated the date hereof or (b) relating to any excess air time lease agreements or other agreements for the use of any Leased Channels (as defined in the Stock Purchase Agreement); or

      (vii) any material misrepresentation or omission in the Stock
           Purchase Agreement with respect to the Company's activities in West Palm Beach, Florida.

     9.2. Procedure. Promptly after receipt by the Company or any of its subsidiaries of notice of any matter in respect of which a claim is to be made against the Original Investors under Section 9.1, the Company shall deliver to the Original Investors a written notice of such matter of such action, and the Original Investors shall have the right to participate in and, jointly with one another, to assume and control the defense thereof or negotiations with respect thereto with counsel mutually satisfactory to the Company and the Original Investors.

     9.3. Payment. The Original Investors shall pay to the Company any amounts due to the Company under Section 9.1 within 30 days after receiving a notice from the Company that such amounts are due. The Company shall not fail to enforce its rights under Section 9.1 without the written consent of the Investors or the affirmative votes of all Investor Directors (at a time when there are at least two Investor Directors on the Company's Board of Directors).

     9.4. Enforceability. If any portion of the indemnification obligations provided for in this Section 9 is determined to be unlawful, the remainder of such obligations shall nonetheless be enforced to the fullest extent permitted by law.

     9.5. Termination.  The obligations of the Original Investors under Section
9.1 shall terminate at such time as the Investors no longer own any Shares, except that the Original Investors shall not thereby be relieved of any obligations under Section 9.1 in respect of any losses, claims, damages or liabilities incurred by the Company or any of its subsidiaries, and of which the Company had given notice to the Original Investors, prior to such termination.

10. EXCLUSIVE INVESTMENT.

     The Designated Original Investors intend that the Company be the exclusive means by which they invest in the wireless cable television business. Accordingly, each Designated Original Investor covenants that neither such Designated Original Investor nor any Affiliate or Member of the Immediate Family of such Designated Original Investor shall hold (nor currently holds), directly or indirectly, any equity interest in any Person engaged in the wireless cable television business in the United States, excluding holdings of publicly traded stocks not in excess of 1% of the outstanding shares of any class of stock of any given issuer.

11. LEGENDS.

     Each certificate representing Shares shall have the following legend endorsed conspicuously thereupon:

           "The securities represented by this certificate were issued in a private placement, without registration under the Securities Act of 1933, as amended (the "Act"), and may not be sold, assigned, pledged or otherwise transferred in the absence of an effective registration under the Act covering the transfer or an opinion of counsel, satisfactory to the issuer, that registration under the Act is not required."

           "The shares of stock represented by this certificate are subject to restrictions on voting and transfer and requirements of sale set forth in the Stockholders Agreement dated as of March __, 1995, as amended and in effect from time to time. The Company will furnish a copy of such agreement to the holder of this certificate without charge upon written request."

     Any person who acquires Shares which are not subject to all or part of the terms of this Agreement shall have the right to have such legend (or the applicable portion thereof) removed from certificates representing such Shares.

12. AMENDMENT, TERMINATION, ETC.

     12.1. No Oral Modifications. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.

     12.2. Written Modifications. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, by an agreement in writing signed by holders of two-thirds of the Fully Diluted Shares then outstanding and each such amendment, modification, extension, termination and waiver shall be binding upon each party hereto and each holder of Shares subject hereto; provided, however, that no such amendment, modification, extension, termination or waiver which adversely affects the rights of the Investors hereunder in any material respect or which amends, modifies, extends, terminates or waives any of the provisions hereof will be effective with respect to the Investors unless and until the consent of each of the Investors has been obtained. In addition, each party hereto and each holder of Shares subject hereto may waive any of its rights hereunder by an instrument in writing signed by such party or holder.

13. MISCELLANEOUS.

     13.1. Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.

     13.2. Notices. Notices and other communications provided for in this Agreement shall be in writing and shall be effective (i) when one day shall have elapsed (exclusive of Saturdays, Sundays and banking holidays in the City of Boston) from their deposit for overnight delivery with Federal Express or other bonded courier (charges prepaid), addressed to the party or parties sought to be charged with notice of the same at the respective addresses set forth or referred to below, subject to written notice of change of address given by any party to each other party, or (ii) if earlier, upon receipt.

            If to the Company, to it at:

     Wireless Broadcasting Systems of America, Inc.
     9250 East Costilla Avenue
     Suite 325
     Englewood, CO  80122
     Attention:  President
     Telecopier:  (303) 649-1196

     with a copy to:

     John Muehlstein, Esq.
     Pedersen & Houpt
     161 North Clark Street
     Chicago, IL  60601
     Telecopier:  (312) 641-6895

     If to the Investors, to them at:

     Boston Ventures Limited Partnership IV
     Boston Ventures Limited Partnership IVA
     c/o Boston Ventures Management, Inc.
     21 Custom House Street
     Boston, MA 02110
     Attention:  Ms. Barbara M. Ginader
     Telecopier:  (617) 737-3709

     with a copy to:

     Philip J. Smith, Esq.
     Ropes & Gray
     One International Place
     Boston, Massachusetts 02110
     Telecopier:  (617) 951-7050

            If to the Original Investors, to them at the addresses set forth in Exhibit A hereto, and if to the Other Original Investors, to them at the addresses set forth in Exhibit B hereto.

     Notice to the holder of record of any shares of capital stock shall be deemed to be notice to the holder of such shares for all purposes hereof.

     13.3. Binding Effect, etc. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

     13.4. Descriptive Headings. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

     13.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

     13.6. Severability. If in any judicial proceedings a court shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

     13.7. Governing Law. Except to the extent that any provision of this Agreement is contrary to any mandatory provision of the General Corporation Law of the State of Delaware (in which case such mandatory statutory provision shall apply), this Agreement shall be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

        [The remainder of this page has been intentionally left blank.]

     IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

THE COMPANY:                            WIRELESS BROADCASTING
                                        SYSTEMS OF AMERICA, INC.


                                        By: /s/ WILLIAM KINGERY
                                            ----------------------------
                                            Name:  William Kingery
                                            Title: President


THE INVESTORS:                          BOSTON VENTURES LIMITED
                                         PARTNERSHIP IV

                                        By Boston Ventures Company Limited
                                         Partnership IV, its general partner


                                        By: /s/ BARBARA M. GINADER
                                            ----------------------------
                                            Name:  Barbara M. Ginader
                                            Title: General Partner


                                        BOSTON VENTURES LIMITED
                                         PARTNERSHIP IVA


                                        By Boston Ventures Company Limited
                                         Partnership IV, its general partner


                                        By: /s/ BARBARA M. GINADER
                                            ----------------------------
                                            Name:  Barbara M. Ginader
                                            Title: General Partner

THE DESIGNATED ORIGINAL
INVESTORS:



                                        Buntrock Family Partnership I
                                        Limited Partnership



                                        By /s/ Dean L. Buntrock
                                           -----------------------------
                                           Dean L. Buntrock, General Partner


                                        Buntrock/Nuzzo Limited Partnership



                                        By /s/ Rosemarie Buntrock
                                           -----------------------------
                                               Rosemarie Buntrock
                                               General Partner



                                           /s/ Dean L. Buntrock
                                           -----------------------------
                                               Dean L. Buntrock



                                           /s/ George Dean Johnson, Jr.
                                           -----------------------------
                                               George Dean Johnson, Jr.


                                        Pedersen Family Partnership I
                                        Limited Partnership



                                        By /s/ Peer Pedersen
                                           -----------------------------
                                               Peer Pedersen, General Partner


                                        WJB  Television Limited Partnership
                                        By Johnson Wireless Corporation,
                                           General Partner



                                        By /s/ George Dean Johnson, Jr.
                                           -----------------------------
                                               George Dean Johnson, Jr.
                                               President

                                             /s/      Clayton R. Buntrock
                                             -------------------------------
                                                     Clayton R. Buntrock


                                             /s/      Dana Buntrock
                                             -------------------------------
                                                     Dana Buntrock


                                             /s/      Leroy Howard
                                             -------------------------------
                                                     Leroy Howard



                                             Cecily J. Buntrock Trust No. 1


                                             By /s/   Peter Huizenga
                                                ----------------------------
                                                Its Trustee


                                             By /s/   Clayton R. Buntrock
                                                ----------------------------
                                                Its Trustee


                                             /s/      Gary Weinstein
                                             -------------------------------
                                                     Gary Weinstein


                                             /s/      Margot Weinstein
                                             -------------------------------
                                                     Margot Weinstein



                                             Canal Investment Society, L.P.
                                             By MAAR Investment Company, General
                                                Partner


                                             By /s/   E. Craig Wall
                                                ----------------------------
                                                    E. Craig Wall, Managing
                                                    General Partner


THE OTHER GENERAL
INVESTORS:


                                             /s/       Robert A. Brannon
                                             -------------------------------
                                             Robert A. Brannon


                                             /s/     Walter R. Pettiss
                                             -------------------------------
                                             Walter R. Pettiss

                                                /s/       Donald F. Flynn
                                                -------------------------------
                                                Donald F. Flynn


                                                /s/       Stewart Johnson
                                                -------------------------------
                                                Stewart Johnson


                                                PSR Investments III L.P.


                                                By /s/    Phillip B. Rooney
                                                   ----------------------------
                                                   Its General Partner


                                                1985 Ryan Family Trust


                                                By /s/    Shirley W. Ryan
                                                   ----------------------------
                                                   Shirley W. Ryan, a Trustee


                                                By /s/   Patrick G. Ryan
                                                   ----------------------------
                                                   Patrick G. Ryan, a Trustee


                                                By /s/    Robert J. W. Ryan
                                                   ----------------------------
                                                   Robert J. W. Ryan, a Trustee


                                                /s/       Howard Warren
                                                -------------------------------
                                                Howard Warren, by Peer Pedersen
                                                under Power of Attorney


                                                Brian J. Flynn, June, 1992
                                                Non-Exempt Trust


                                                By /s/    Brian J. Flynn
                                                   ----------------------------
                                                   Its Trustee


                                                Kevin F. Flynn, June, 1992
                                                Non-Exempt Trust


                                                By /s/    Kevin F. Flynn
                                                   ----------------------------
                                                   Its Trustee

                                   Exhibit A
                         Designated Original Investors


      Stockholder                                        Number of Shares
      -----------                                        ----------------
      WJB Television Limited Partnership                            1,000
      Buntrock Family Partnership I Limited Partnership         2,025,642
      Buntrock/Nuzzo Limited Partnership                        1,012,820
      Clayton R. Buntrock                                       1,012,820
      Dana Buntrock and Leroy Howard                              506,409
      Cecily J. Buntrock Trust No. 1                            1,006,409
      Dean L. Buntrock                                          2,363,250
      George Dean Johnson, Jr.                                  1,856,839
      Pedersen Family Partnership I Limited Partnership         2,025,642
      Gary and Margot Weinstein                                 1,012,820
      Canal Investment Society L.P.                             2,363,248
                                                               ----------
                                                       TOTAL:  15,186,899


                                   Exhibit B
                            Other Original Investors



          Stockholder                                 Number of Shares
          ------------                                ----------------
          Robert A. Brannon                                    506,409
          Walter R. Pettiss                                    506,409
          Donald F. Flynn                                    1,012,820
          Stewart Johnson                                      506,409
          PSR Investments III L.P.                           2,025,642
          1989 Ryan Family Trust                             2,025,642
          Howard Warren                                      1,769,230
          Brian J. Flynn June, 1992 Non-Exempt Trust           256,410
          Kevin F. Flynn June, 1992 Non-Exempt Trust           256,410
                                                             ---------
                                                     TOTAL:  8,865,381